Exhibit 4.18

MILBANK, TWEED, HADLEY & McCLOY LLP

1 CHASE MANHATTAN PLAZA NEW YORK, NY 10005-1413
LOS ANGELES 213-892-4000 FAX: 213-629-5063	212-530-5000	BEIJING 8610-5969-2700 FAX: 8610-5969-2707

WASHINGTON, D.C 202-835- 7500 FAX: 202-835-7586	Re: Newell	HONG KONG852-2971-4888 FAX: 852-2840-0792

LONDON 44-20-7615-3000 FAX: 44-20-7615-3100		SINGAPORE 65-6428-2400 FAX: 65-6428-2500

FRANKFURT 49-(0)69-71914-3400 FAX: 49-(0)69-71914-3500		TOKYO 813-5410-2801 FAX: 813-5410-2891

MUNICH 49-89-25559-3600 FAX: 49-89-25559-3700		SAO PAULO 55-11-3927-7700 FAX: 55-11-3927-7777

MILBANK, TWEED, HADLEY & MCCLOY LLP
MEMORANDUM
November 12, 2014 To: JPMorgan Chase Bank, N.A., as Administrative Agent Ladies and Gentlemen:

Reference is made to Amendment No. 2 dated as of November 10, 2014 (the "Amendment") to the Credit Agreement dated as of December 2, 2011 among Newell Rubbermaid Inc. (the "Borrower"), the Subsidiary Borrowers party thereto, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used and not defined herein shall have the meanings given thereto in the Amendment.

We have received signed counterparts to the Amendment from the parties thereto, and you have advised us that the Lenders who have provided signature pages constitute the Required Lenders under the Credit Agreement. As such, we are pleased to confirm that the conditions precedent set forth in Section 4 of the Amendment have been satisfied and that the Amendment is effective.

This letter is furnished to JPMorgan Chase Bank, N.A., as Administrative Agent, and may not be used or relied upon by, or published or communicated to, any person or entity other than you for any purpose whatsoever without our prior written consent in each instance.

Milbank, Tweed, Hadley & McCloy LLP